                                   Exhibit 11

                    WEBFINANCIAL CORPORATION AND SUBSIDIARIES
         Statement Regarding Computation of Net Income (Loss) Per Share
                 (Amounts in thousands except per share amounts)

                                                   For the Three Months Ended
                                            September 30, 2002    September 30, 2001
                                            ------------------    ------------------

Net income (loss)                                $   116              $  (318)

Shares used in computation:

Weighted average number of common shares and
  common share equivalents, basic and diluted      4,367                4,367

Net income (loss) per share, basic and diluted   $   .03              $  (.07)

                                                 For the Nine Months Ended
                                           September 30, 2002   September 30, 2001
                                           ------------------   ------------------

Net loss                                        $  (152)              $(1,134)

Shares used in computation:

Weighted average number of common shares and
  common share equivalents, basic and diluted     4,367                 4,367

Net loss per share, basic and diluted           $  (.03)              $  (.26)

Common stock  equivalents  (stock  options and warrants)  that were  outstanding during the three month and nine month periods  ended  September 30, 2001 and the nine month period ended September 30, 2002 that could  potentially  dilute basic earnings  per share in the future were not  included in the  computation  of the loss per share because the net loss in those  periods  makes them  antidilutive.
Common stock  equivalents  that were  outstanding  during the three months ended
September 30, 2002 were not included in the  computation of net income per share because their  exercise  price was greater than the average  market price of the shares.